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FORM 3                                                                                          ------------------------------
                                                                                                OMB APPROVAL
                             U.S. SECURITIES AND EXCHANGE COMMISSION                             ------------------------------
                                    Washington, D.C. 20549                                      OMB Number 3235-0104
                                                                                                Expires: 9/30/1998
                                                                                                Estimated average burden
                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                    hours per response ..... 0.5
                                                                                                ------------------------------


       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person    | 2. Date of Event      | 4. Issuer Name and Ticker or Trading Symbol
                                          |    Requiring Statement|
  California Public Employees'            |     (Month/Day/Year)   |    CBRE Holding, Inc.
   Retirement System                      |                       |
------------------------------------------|       July 20, 2001   |-----------------------------------------------------------------
(Last)          (First)        (Middle)   |                       | 5. Relationship of Reporting Person to  | 6. If Amendment,
                                          |                       |    Issuer    (Check all applicable)     |    Date of
                                          |                       |                                         |    Original
Lincoln Plaza "P" Street                  |                       |  ___Director         x   10% Owner      |    (Month/Day/Year)
    641 Fifth Avenue                      |                       |     Officer (title   ___ Other (specify)|
    Suite 36F                             |-----------------------|              below)             below)  |-----------------------
                                          |  3. IRS or Social     |                                         |  7. Individual or
                                          |     Security Number   |  Chief Operating Officer                |     Joint/Group
                                          |     of Reporting      |                                         |     Filing
                                          |     Person (Voluntary)|                                         |(Check Applicable Line)
                                          |                       |                                         |x Form Filed by One
                                          |                       |                                         |  ReportingPerson
------------------------------------------|                       |                                         |__Form Filed by More
             (Street)                     |      94-620-7465      |                                         |  than one Reporting
                                          |                       |                                         |  Person
Sacramento    California            95814 |                       |                                         |
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(City)             (State)          (Zip) |             Table I - Non-Derivative Securities Beneficially Owned
                                          |
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1. Title of Security                  | 2. Amount of Securities   | 3. Ownership        | 4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                         |    Beneficially Owned     |    Form: Direct (D) |    (Instr. 5)
                                      |    (Instr. 4)             |    or Indirect (I)  |
                                      |                           |    (Instr. 5)       |
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                                      |                           |                     |
 Class A Common Stock, $0.01 par value|       625,000             |         D           |
                                      |                           |                     |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 3 (continued)  TABLE II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative     | 2. Date Exer-      | 3. Title and Amount of Securities  | 4. Conver-  | 5. Owner-     | 6. Nature of
   Security                |    cisable and     |    Underlying Derivative Security  |    sion or  |    ship       |    Indirect
   (Instr. 4)              |    Expiration Date |    (Instr. 4)                      |    Exercise |    Form of    |    Beneficial
                           |    (Month/Day/     |                                    |    Price of |    Deriv-     |    Ownership
                           |    Year)           |                                    |    Deri-    |    ative      |    (Instr. 5)
                           |                    |                                    |    vative   |    Security   |
                           |                    |                                    |             |    Direct(D)  |
                           |                    |                                    |             |    or         |
                           |                    |                                    |             |    Indirect(I)|
                           |--------------------|------------------------------------|             |    (Instr.5)  |
                           | Date     | Expira- |                | Amount or Number  |             |               |
                           | Exer-    | tion    |      Title     | of Shares         |             |               |
                           | cisable  | Date    |                |                   |             |               |
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                           |          |         |                |                   |             |             |
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 Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                        CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM

                        /s/Richard Hayes                        July 30, 2001
                       ---------------------------------------    ------------
                       **Signature of Reporting Person               Date
                       Name:  Richard Hayes
                       Title: Senior Investment Officer

 Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB Number.